ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS SUPPLEMENT

DATED NOVEMBER 17, 2014)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-200294

Equinix, Inc.

This Final Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The aggregate principal amount of the notes is $1,250,000,000, which represents an increase of $250,000,000 from the Preliminary Prospectus Supplement. The references to the Senior Notes due 2021 are now the Senior Notes due 2022, and the references to the Senior Notes due 2024 are now the Senior Notes due 2025. The information in this Final Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

5.375% Senior Notes due 2022

Issuer:	Equinix, Inc.

Securities:	5.375% Senior Notes due 2022 (“2022 notes”)

Principal Amount:	$750,000,000

Coupon (Interest Rate):	5.375% per annum

Yield:	5.375%

Spread to Benchmark Treasury:	+334 bps

Benchmark Treasury:	UST 2% due October 31, 2021

Scheduled Maturity Date:	January 1, 2022

Public Offering Price:	100% plus accrued interest, if any, from November 20, 2014.

Gross Proceeds:	$750,000,000

Net Proceeds to Issuer before Estimated Expenses:	$741,000,000

Payment Dates:	January 1 and July 1 of each year, commencing on July 1, 2015.

Record Dates:	December 15 and June 15 of each year

Redemption	At any time prior to January 1, 2018, Equinix may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2022 notes (calculated giving effect to any issuance of Additional Notes) outstanding under the 2022 notes Indenture, at a redemption price equal to 105.375% of the principal amount of the 2022 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the 2022 notes (calculated giving effect to any issuance of Additional Notes) issued under the 2022 notes Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2022 notes held by Equinix and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after January 1, 2018, Equinix may redeem all or a part of the 2022 notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Redemption price of the 2022 notes
2018	104.031%
2019	102.688%
2020	101.344%
2021 and thereafter	100.000%

At any time prior to January 1, 2018, Equinix may also redeem all or a part of the 2022 notes at a redemption price equal to 100% of the principal amount of 2022 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of 2022 notes on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any 2022 note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the 2022 note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the note at January 1, 2018 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the note through January 1, 2018 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the 2022 note, if greater.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to January 1, 2018; provided, however, that if the period from the Redemption Date to January 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

CUSIP:	29444U AN6

ISIN:	US29444UAN63

Distribution:	SEC Registered (Registration No. 333-200294)

Listing:	None

Trade Date:	November 17, 2014

Settlement Date:	November 20, 2014 (T+3).

Use of Proceeds:	As set forth in the Preliminary Prospectus.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Managers:	Evercore Group L.L.C. Goldman, Sachs & Co. RBC Capital Markets, LLC Deutsche Bank Securities Inc. TD Securities (USA) LLC

5.750% Senior Notes due 2025

Issuer:	Equinix, Inc.

Securities:	5.750% Senior Notes due 2025 (“2025 notes”)

Principal Amount:	$500,000,000

Coupon (Interest Rate):	5.750% per annum

Yield:	5.750%

Spread to Benchmark Treasury:	+341 bps

Benchmark Treasury:	UST 2.25% due November 15, 2024

Scheduled Maturity Date:	January 1, 2025

Public Offering Price:	100% plus accrued interest, if any, from November 20, 2014.

Gross Proceeds:	$500,000,000

Net Proceeds to Issuer before Estimated Expenses:	$494,000,000

Payment Dates:	January 1 and July 1 of each year, commencing on July 1, 2015.

Record Dates:	December 15 and June 15 of each year

Redemption	At any time prior to January 1, 2018, Equinix may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2025 notes (calculated giving effect to any issuance of Additional Notes) outstanding under the 2025 notes Indenture, at a redemption price equal to 105.750% of the principal amount of the 2025 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the 2025 notes (calculated giving effect to any issuance of Additional Notes) issued under the 2025 notes Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2025 notes held by Equinix and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after January 1, 2020, Equinix may redeem all or a part of the 2025 notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Redemption price of the 2025 notes
2020	102.875%
2021	101.917%
2022	100.958%
2023 and thereafter	100.000%

At any time prior to January 1, 2020, Equinix may also redeem all or a part of the 2025 notes at a redemption price equal to 100% of the principal amount of 2025 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date, subject to the rights of Holders of record of 2025 notes on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any 2025 note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the 2025 note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the 2025 note at January 1, 2020 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the 2025 note through January 1, 2020 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the 2025 note, if greater.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to January 1, 2020; provided, however, that if the period from the Redemption Date to January 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

CUSIP:	29444U AP1

ISIN:	US29444UAP12

Distribution:	SEC Registered (Registration No. 333-200294)

Listing:	None

Trade Date:	November 17, 2014

Settlement Date:	November 20, 2014 (T+3).

Use of Proceeds:	As set forth in the Preliminary Prospectus.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Managers:	Evercore Group L.L.C. Goldman, Sachs & Co. RBC Capital Markets, LLC Deutsche Bank Securities Inc. TD Securities (USA) LLC

The Issuer has filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 866-803-9204.

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